Exhibit 16(ii)

Bongiovanni & Associates, P.A.

555 South Powerline Road
Pompano Beach, Florida 33069

September 7, 2005

United States Securities & Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: Dark Dynamite, Inc. statements in Form 8-K dated August 12, 2005

Dear Ladies and Gentlemen:

We are the former independent auditors for Dark Dynamite, Inc. (the Company"). We have read the Company's current report on Form 8-K/A dated September 7, 2005 and have no disagreement with the information disclosed in reference to our firm. We have no basis to agree or disagree with the other statements of the Company contained therein.

Yours very truly,

Bongiovanni & Associates

By:	/s/ BONGIOVANNI & ASSOCIATES